                                                                Ex.99.24(b)4(y)

[MYPATH/TM/] HIGHEST ANNIVERSARY - JOINT
DEATH BENEFIT RIDER                                       [MINNESOTA LIFE LOGO]

MINNESOTA LIFE INSURANCE COMPANY - A Securian Company     Fax 651-665-7942
Annuity Services . A3-9999                                1-800-362-3141
400 Robert Street North . St. Paul, Minnesota 55101-2098  www.securian.com

This rider is attached to and made part of this contract as of the Rider Effective Date. This death benefit rider may only be issued in combination with certain guaranteed lifetime withdrawal benefit riders. Terms not defined in this rider have the meaning given to them in the contract to which this rider is attached or in the guaranteed lifetime withdrawal benefit rider shown in Rider Specifications. To the extent any of the provisions contained in this rider are contrary to or inconsistent with those of the contract, the provisions of this rider will control.

THIS RIDER GUARANTEES A MINIMUM VALUE AVAILABLE AT THE DEATH OF THE LAST REMAINING DESIGNATED LIFE. IT DOES NOT GUARANTEE INVESTMENT GAINS OR PROVIDE A MINIMUM CONTRACT VALUE THAT CAN BE ACCESSED THROUGH WITHDRAWAL OR SURRENDER PRIOR TO DEATH.

THIS BENEFIT WILL TERMINATE UPON ASSIGNMENT OF THE CONTRACT OR A CHANGE IN OWNER UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE TERMINATION PROVISION.

RIDER SPECIFICATIONS

RIDER EFFECTIVE DATE:                                        [October 1, 2013]

DESIGNATED LIFE:                                                    [John Doe]

JOINT DESIGNATED LIFE:                                              [Jane Doe]

GUARANTEED LIFETIME WITHDRAWAL BENEFIT
RIDER:                                        [MyPath Core Flex - Joint Rider]

ANNUAL RIDER CHARGE:                                                   [0.40%]

MAXIMUM ADDITIONAL PURCHASE PAYMENTS:                                [$25,000]

LAST HIGHEST ANNIVERSARY DATE:          Contract Anniversary on or following
                                        the [80/th/] birthday of the youngest
                                        Designated Life.

REPORTS TO OWNERS

In addition to the information stated in the Reports to Owners provision in the contract, the annual report will also provide the death benefit value as of the date of the report.

ADDITIONAL PURCHASE PAYMENT LIMITATIONS

Cumulative Purchase Payments after the first Contract Year are limited to the Maximum Additional Purchase Payments shown in Rider Specifications.

REQUIRED MINIMUM DISTRIBUTION (RMD)

RMD amounts, as referenced in this rider, are more fully described in the Guaranteed Lifetime Withdrawal Benefit Rider noted in Rider Specifications.

IMPACT OF DIVORCE

If a Designated Life is removed from the contract due to a divorce the benefits provided by this rider will be adjusted, as necessary, based on the age of the remaining Designated Life.

SPOUSAL CONTINUATION

If a Designated Life dies and the surviving spouse continues the contract, this rider may be continued provided the spouse is also a Designated Life.

 ICC13-70261                                                 Minnesota Life 1

HIGHEST ANNIVERSARY DEATH BENEFIT

This rider provides an additional death benefit value prior to the Annuity Commencement Date which may be greater than the death benefit provided under the contract. The Highest Anniversary Death Benefit is payable upon the death of the last remaining Designated Life.

The initial Highest Anniversary Death Benefit is equal to the initial Purchase Payment. On each Valuation Date thereafter, the Highest Anniversary Death Benefit is increased by any Purchase Payments and reduced for amounts withdrawn, as described below, that have occurred since the previous Valuation Date.

Prior to the Benefit Date, any amount you withdraw will cause the Highest Anniversary Death Benefit to be reduced by an amount equal to (a) multiplied by
(b) divided by (c) where:

    (a) is the Highest Anniversary Death Benefit immediately prior to the withdrawal,

    (b)  is the amount of the withdrawal, and

    (c)  is the Contract Value immediately prior to the withdrawal.

After the Benefit Date, any amount you withdraw in a single Contract Year that is less than or equal to the GAI, or RMD, if greater, will reduce the Highest Anniversary Death Benefit by the amount of the withdrawal.

After the Benefit Date, if the total amount you withdraw in a single Contract Year is in excess of the GAI, or RMD, if greater, the Highest Anniversary Death Benefit will be reduced by an amount equal to (a) multiplied by (b) divided by
(c) where:

    (a) is the Highest Anniversary Death Benefit immediately prior to the excess portion of the withdrawal,

    (b)  is the excess portion of the withdrawal, and

    (c) is the Contract Value immediately prior to the excess portion of the withdrawal.

On every Contract Anniversary prior to and including the Last Highest Anniversary Date as described in the Rider Specifications, the Highest Anniversary Death Benefit is set equal to the greater of:

    (a)  the Contract Value; or

    (b) the Highest Anniversary Death Benefit increased by any Purchase Payments and reduced for amounts withdrawn, as described above, that have occurred since the previous Valuation Date.

The value of the death benefit will be determined as of the Valuation Date coincident with or next following the day we receive due proof of death of the last remaining Designated Life at our home office. If the Highest Anniversary Death Benefit results in an amount greater than the death benefit provided under the contract, any amount due in excess of the Contract Value will be paid as a death benefit adjustment and directed into the Guaranteed Interest Options and Sub-Accounts of the Variable Account based on the same proportion that each bears to the Contract Value on the date the benefit is calculated in fulfillment of the death benefit provisions of the contract.

From the date the death benefit adjustment is determined until complete distribution is made, any amount in the Variable Account will remain allocated to the Sub-Accounts and the value will fluctuate with the performance of the Sub-Accounts. This risk is borne by the Beneficiary.

We reserve the right to limit the death benefit to the Contract Value in lieu of any other death benefit value payable under the contract or this rider if we receive proof of death more than one year after the date of death.

TIMING OF CALCULATIONS

If the Contract Anniversary falls on a day that is not a Valuation Date, rider benefit values will be calculated based on the next available Valuation Date.

RIDER CHARGE

The Annual Rider Charge is applied to the Highest Anniversary Death Benefit as calculated on the date of the charge. Beginning three months after the Rider Effective Date, and every three months thereafter, an amount equal to one quarter of the Annual Rider Charge will be multiplied by the Highest Anniversary Death Benefit as calculated on that date. It will be deducted on a proportional basis from Contract Values allocated to the Variable Account.

A proportionate amount of the Annual Rider Charge will be deducted upon termination of this rider or surrender of the contract. The Annual Rider Charge will be discontinued upon termination of the rider as described in the Rider Termination section.

 ICC13-70261                                                 Minnesota Life 2

RIDER TERMINATION

The rider will automatically terminate at the earliest of:

    (a) termination or surrender of the contract, including the date any death benefits are paid as a lump sum under the terms of the contract; or

    (b) the date we receive due proof of death of the last remaining Designated Life; or

    (c) the Annuity Commencement Date where all the remaining amount available has been applied to provide Annuity Payments; or

    (d)  the Contract Value is reduced to zero; or

    (e) the date of an ownership change or assignment under the contract unless:

         . the new Owner assumes full ownership of the contract and is essentially the same person (this includes but is not limited to the change from joint ownership to sole ownership by the surviving spouse when one of them dies, or the removal of an Owner due to a divorce or qualified dissolution order); or

         . the assignment is for the purposes of effectuating a 1035 exchange of the contract.

The rider cannot be terminated prior to the earliest of the above dates. Upon termination of this rider, the benefits and charges within this rider will terminate. Once terminated, this rider may not be reinstated.

[
[SIGNATURE GRAPHIC]                                       [SIGNATURE GRAPHIC]
Secretary                                                          President]

 ICC13-70261                                                 Minnesota Life 3